Exhibit 99.1

[LOGO]

FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan
mdonovan@HealthExtras.com

HEALTHEXTRAS REPORTS FIRST QUARTER RESULTS

Revenues Up By More Than 40% Over Prior Year

2006 New Sales Exceed $800 Million

ROCKVILLE, MD, April 26, 2006 — HealthExtras, Inc. (NASDAQ: HLEX), a pharmacy benefit management company, today announced its financial results for the first quarter ended March 31, 2006.

First Quarter Highlights

•	Net income for the first quarter 2006 was $5.8 million or $.14 per share, a 12% increase over first quarter 2005 earnings of $5.1 million or $.13 per share.

•	Revenues for the first quarter 2006 totaled $238.7 million, a 41% increase over first quarter 2005 revenues of $169.0 million.

•	Over 5.5 million prescriptions were processed during the quarter.

“Clearly, the significant news this year has been the announcement of $800 million in cumulative new sales,” said David T. Blair, Chief Executive Officer of HealthExtras. In addition to Wellmark Blue Cross Blue Shield of Iowa, the Company announced that it was recommended to administer pharmacy benefit plans by H.E.R.E.I.U Welfare Funds, a multi-employer Taft-Hartley Fund representing over 225,000 participants, and by the State of Maryland Department of Budget and Management. “We are pleased with the Company’s first quarter performance. The Company continues to produce significant revenue and gross margin growth driven by new client additions and improved generic and preferred brand utilization,” added Blair.

The Company’s primary operational focus for the quarter was on the timely and seamless implementation of new clients. The quarterly results above include approximately $1.7 million in expenses directly attributable to new client implementations scheduled for 2006. The Company now expects prescription volume to roughly double over the 5.5 million prescriptions processed in the current quarter and approach 10 million for the 2006 fourth quarter. Additionally, the Company confirmed that it is on track to meet or exceed its previously stated 2006 financial guidance. The Company expects 2006 revenues to exceed $1.2 billion and net income to grow by 45% over 2005. The Company anticipates 2006 net income to be approximately $33.5 million, which would equate to diluted earnings per share of $.80. Earnings contributions for the year will be weighted to the third and fourth quarters due to implementation and transition expenses associated with mid-year client additions. Earnings in the second half of 2006 will likely be more than sixty percent of the annual guidance referenced above.

About HealthExtras (www.healthextras.com)

HealthExtras, Inc. is a full-service pharmacy management company. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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Income Statement

(In thousands, except per share data)

	For the quarter ended March 31, 2006	For the quarter ended March 31, 2005
Revenue (excludes member co-payments of $98,634 and $72,435 for the quarters ended March 31, 2006 and 2005 respectively)	$238,671	$169,003

Direct expenses	213,404	150,043
Selling, general & administrative expenses	16,470	10,879

Total operating expenses	229,874	160,922

Operating income	8,797	8,081
Interest income, net	636	85
Other Income	18	—

Income before minority interest and tax	9,451	8,166
Minority interest	40	—

Income before tax	9,411	8,166
Income tax expense	3,649	3,021

Net income	$5,762	$5,145

EPS - basic	$0.14	$0.14
EPS - diluted	$0.14	$0.13
Weighted average common shares, basic	39,810	37,880
Weighted average common shares, diluted	42,053	40,794

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End of filing